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                                                                 Exhibit (a)(12)

SUBJECT:  STOCK OPTION EXCHANGE PROGRAM AND
          THE VOLUNTARY RETIREMENT/SEPARATION PROGRAM

This message is intended for employees who are eligible to participate in the Offer to Exchange Outstanding Options for Restricted Stock Units initially communicated on June 26th, 2001 (the "Offer"). If you have received this message from someone other than Avaya Global Stock Plans, the information contained herein is not applicable to you.

THIS NOTICE PROVIDES THE FOLLOWING IMPORTANT INFORMATION REGARDING:
*       THE STOCK OPTION EXCHANGE OFFER TIMELINE
*       REMINDER OF HOW TO ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE
        PROGRAM
* INFORMATION FOR EMPLOYEES PARTICIPATING IN THE VOLUNTARY RETIREMENT/ SEPARATION PROGRAM OR WHO ARE PART OF A FORCE MANAGEMENT PROGRAM OR OTHER COMPANY ACTION AND ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM

THE STOCK OPTION EXCHANGE OFFER TIMELINE

*       July 26, 2001: Avaya stock price determined for calculation of RSUs.

* July 27, 2001: Email notice sent to all eligible employees indicating Avaya stock price to be used in calculation of RSUs.

* July 31, 2001: Expiration of Offer Period at 5:00 PM New York time - Effective date for cancellation of tendered options and grant date of RSUs so long as the conditions described in Section 6 (Conditions of the Offer) of the Offer are satisfied or waived by Avaya.

* August 1, 2001: Email notice sent to employees who have properly tendered eligible options indicating whether Avaya has accepted tendered options. A copy of the Avaya Inc. Restricted Stock Unit Award Agreement executed by Avaya will be included with this communication.

* On or about August 6, 2001: Email from AST StockPlan sent to employees who have properly tendered eligible options indicating that the Offer web site is available to view and print a confirmation of actual RSU grant.

REMINDER OF HOW TO ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM

If you have already registered your election to participate in the Stock Option Exchange Program as described below, you should have received an email confirmation that your election has been registered. If you have tendered your election but have not received a confirmation email please contact AST StockPlan at 1-888-980-6456, or +1-212-659-2200, or send an email to
client_services@aststockplan.com.

If you have not registered your election to participate in the Stock Option Exchange Program and plan to, the following is important information on how to elect to participate. You should have received an email from Avaya Global Stock Plans on or about June 26th, 2001 with electronic copies of all documents pertaining to the Stock Option Exchange Program attached. On July 18th, 2001 you should have received another email that noted changes to certain terms and conditions of the Offer. We urge you to read those documents prior to making a decision to participate in the Offer. You may elect to exchange eligible stock options for Restricted Stock Units by accessing the Offer web site administered by AST StockPlan at http://www.aststockplan.com, or by tendering a properly executed Letter of Transmittal and Restricted Stock Unit Award Agreement to Avaya Global Stock Plans. If you elect to tender Eligible Options online via the Offer web site, you do not need to submit printed copies of the documents to Avaya Global Stock Plans.

The information necessary for you to access the Offer web site was sent to you in an email from AST StockPlan on June 28th, 2001 containing instructions and a Personal Identification Number (PIN) to access your account. If you need assistance accessing your account on the Offer web site you may contact
AST StockPlan at 1-888-980-6456, or +1-212-659-2200, or send an email to client_services@aststockplan.com.
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Should you choose to tender your eligible options by submitting a printed copy of your Letter of Transmittal and Restricted Stock Unit Award Agreement, you may submit these documents by facsimile to + 1-908-607-5270 or by regular mail, overnight delivery or hand delivery to:

        Avaya Inc.
        Global Stock Plans
        Room: 2A14
        150 Allen Road
        Liberty Corner, NJ 07938 USA

INFORMATION FOR EMPLOYEES PARTICIPATING IN THE VOLUNTARY RETIREMENT/SEPARATION PROGRAM OR WHO ARE PART OF A FORCE MANAGEMENT PROGRAM OR OTHER COMPANY ACTION AND ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM

The following reiterates information previously provided to you in the Offer and is provided to explain what will happen if you elect to exchange an Eligible Option for a Restricted Stock Unit (RSU) award and also participate in the Voluntary Retirement/Separation Program. This information also applies to employees who are part of a Force Management Program or other Company Action.

If you elect to exchange an Eligible Option for an RSU award, Avaya accepts all properly tendered options, and you are on payroll as of the expiration of the offer on July 31, 2001 at 5:00 PM New York time, you are eligible to participate in the Stock Option Exchange Program and your RSU award will be granted on the last day of the offer period, which is July 31st, 2001. Participants in the Voluntary Retirement/Separation Program remain on payroll until 11:59 PM, New York time, on July 31, 2001 (unless Avaya has extended your off-roll date) and therefore, are eligible to participate in the offer. Similarly, if you leave Avaya under a Force Management Program or other Company Action and your last day on the Avaya payroll is July 31, 2001 or later, you are also eligible to participate in the offer. If you elect to participate in the Voluntary Retirement/Separation Program or are part of a Force Management Program or other Company Action, the RSU award will become fully and immediately vested on the date you are no longer on Avaya's payroll. (Please refer to Section 13 of the Offer for information regarding the tax consequences.) If you are not on payroll as of the expiration of the offer period, you will not be eligible to participate in the Stock Option Exchange Program.

If you participate in the Voluntary Retirement/Separation Program and are still on Avaya's payroll on August 1st, 2001 or are otherwise an active employee on that date, you will receive an email notifying you if the conditions described in Section 6 of the Offer (Conditions of the Offer) have been satisfied or waived and Avaya has accepted all properly tendered options together with a copy of the Restricted Stock Unit Award Agreement executed by Avaya.

If you are not on Avaya's payroll on August 1, 2001, you will receive the written communication from Salomon Smith Barney described in the following paragraph, which will state if Avaya has accepted all properly tendered options and will include a copy of the Restricted Stock Unit Award Agreement executed by Avaya. You may also receive this information from AST StockPlan by logging on to their web site at http://www.aststockplan.com, by calling 1-888-980-6456, or +1-212-659-2200, or by sending an email to client_services@aststockplan.com

Within approximately seven business days of the expiration of the offer period you will receive a package from Salomon Smith Barney detailing the gross shares covered by the RSU award, the number of shares withheld to cover the taxable income and the net shares that will be available to you. You will have the option of selling the net shares, transferring them to another brokerage account or keeping them in an account at Salomon Smith Barney. Included in the package from Salomon Smith Barney will be the necessary forms to choose how to proceed. If you do not submit notification to Salomon Smith Barney within 30 days of the date you leave Avaya's payroll, they will automatically send the net shares to you in certificate form to your home address as reflected in our records.

If you are participating in the Voluntary Retirement/Separation Program or a Force Management Program and are exchanging a stock option for an RSU award and have any questions or concerns about the accelerated vesting of your RSU award you may contact Salomon Smith Barney. Please keep in mind, your RSU award will be in a retail account, which is a different account than the account that has your stock options. The Salomon Smith Barney branch office in Bellevue, Washington will be handling your retail account. You can reach them at 1 800-215-4899 or +1 425-453-3462. (NOTE: Salomon Smith Barney will only administer the immediate vesting of RSUs due to the Voluntary Retirement/Separation Program or a Force Management Program or other Company Action. If you are remaining on Avaya's payroll, you will receive a communication of the record keeper for your RSU award by October 2001.)

Any stock option that is not exchanged, or eligible to be exchanged, will follow the terms set forth in the Plan under which it was granted. If you voluntarily leave Avaya under the Voluntary Retirement/Separation Program or are part of a Force Management Program, your option will be treated as if you left the company under a Company Action. If you retire from Avaya under the Voluntary Retirement/Separation Program, your stock option will be treated as if


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you left the company under a Company Action and were eligible for retirement.
For detailed information on what effect your separation from the Company will have on an outstanding stock option you should review the Plan Document applicable to that option and supporting information on the Global Stock Plans intranet site. You may access the site through the Associate Information Center at http://aic.avaya.com. You may also receive this information by contacting the record keeper that administers your options.

Avaya Global Stock Plans Team